EXHIBIT (g)(6)

                        First Pacific Mutual Fund, Inc.

                             Amendment to Schedule C
                               Dated:  May 18, 2010

Part I:  Access Persons of Union Bank, N.A.

	Margaret Bond
	John Kramon
	Moon Shil Lee
	Minna Alfaro

Part II:  Authorized Persons of First Pacific Mutual Fund, Inc.

	Terrence K.H. Lee
	Andrea E.L. Chan
	Louis F. D'Avanzo
	Charlotte A. Meyer
	Nora B. Simpson


					First Pacific Mutual Fund, Inc.

					By: _/s/ Charlotte A. Meyer__________
						Charlotte A. Meyer, Assistant Treasurer

					Date:  May 18, 2010

					By:  _/s/ Nora B. Simpson______________
					       Nora B. Simpson, Treasurer

					Date:  May 18, 2010

					Union Bank, N.A.

					By: _/s/ Margaret Bond_______________
						Margaret Bond, Vice President

					Date:  May 27, 2010

					By:  _/s/ John Kramon_________________
						John Kramon, Vice President

					Date:  May 27, 2010